Exhibit k.6
FUND ADMINISTRATION SERVICING AGREEMENT
     THIS AGREEMENT is made and entered into as of this ___ day of January, 2006, by and between MVC Capital, Inc. (the “Fund”) and MVC Financial Services, Inc. (“MVCFS”), both Delaware corporations, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).
     WHEREAS, the Fund is as a closed-end management investment company, which has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and
     WHEREAS, each of the Fund and MVCFS desire to retain USBFS to provide fund administration services for them.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Appointment of USBFS as Administrator
The Fund and MVCFS hereby appoint USBFS as administrator of the Fund and MVCFS on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.
2. Services and Duties of USBFS
USBFS shall provide the following fund administration services for the Fund and MVCFS, as applicable, including but not limited to:
A.	General Fund Management:
(1)	Act as liaison among all Fund service providers.

(2)	Coordinate the Fund’s Board of Directors’ (the “Board of Directors” or the “Directors”) communication:
a.	Print reports for the Board of Directors based on financial and administrative data provided by the Fund.

b.	Prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
(3)	Audits:

a.	Prepare appropriate schedules and assist independent auditors.

b.	Provide information to the SEC and facilitate audit process.

c.	Provide office facilities.
(4)	Pay Fund and MVCFS expenses upon written authorization from the Fund and MVCFS.

(5)	Monitor arrangements under shareholder services or similar plan.

(6)	Monitor and communicate activity under share repurchase or tender offer plans.
B.	Compliance:
(1)	Regulatory and IRS Compliance:
a.	Monitor compliance with the 1940 Act requirements and the Fund’s status as a regulated investment company under Subchapter M, including:
(i)	Maintenance of books and records under Rule 31a-3.

(ii)	IRC Section 851 — 90% Qualifying income

(iii)	IRC Section 851 — Fund Diversification

(iv)	SEC Section 12(d)(1)(A) — Diversification Requirement

(v)	SEC Section 55(a) — 70% Eligible Assets Requirement
b.	Maintain awareness of applicable regulatory and operational service issues.
(2)	SEC Registration and Reporting:
a.	Prepare financial statements for inclusion into Form 10Q, Form 10K and Form 8K filings.

b.	Prepare and file fidelity bond under Rule 17g-1.

c.	Prepare and file reports and other documents required by U.S. stock exchanges on which the Company’s shares are listed.
C.	SEC Inspections:
(1)	Assist in producing materials requested by the SEC.

(2)	Maintain records of all materials produced as requested by the Securities and Exchange Commission.
D.	Financial Reporting:
(1)	Provide financial data required by the Fund’s Prospectus and SAI.

(2)	Supervise the Fund’s and MVCFS’s custodian and fund accountants in the maintenance of the Fund’s and MVCFS’s general ledger and in the preparation of the Fund’s and MVCFS’s financial statements, including oversight of expense payments, of the determination of net asset value of the Fund’s net assets and of the Fund’s shares, and of the declaration and payment of dividends and other distributions to shareholders.
(3)	Compute the dividend yield, total return and expense ratio of the Fund and the Fund’s portfolio turnover rate.

(4)	Prepare monthly financial statements, which include without limitation the following items:
a.	Consolidated Schedule of Investments.

b.	Consolidated Balance Sheet.

c.	Consolidated Statement of Operations.

d.	Consolidated Statement of Changes in Net Assets.
(5)	Prepare quarterly financial statements, which include without limitation the following items:
a.	Consolidated Schedule of Investments.

b.	Consolidated Balance Sheet.

c.	Consolidated Statement of Operations.

d.	Consolidated Statement of Changes in Net Assets.

e.	Consolidated Statement of Cash Flows.

f.	Tax Footnote to be updated on an annual basis.

g.	Selected Per Share Data and Ratios.
(7)	Prepare monthly Balance Sheet Score Cards.

(8)	Coordinate certification requirements pursuant to the Sarbanes-Oxley Act.

(9)	Compute Total return calculations for Market and Net Asset Value.
E.	Tax Reporting:
(1)	File Form 1099 Miscellaneous for payments to Directors and other service providers.

(2)	Prepare tax schedules, which include without limitation the following items:
a.	Fiscal Distribution Schedule (including recorded ROSCOP journal entry to general ledger).

b.	Excise Distribution Schedule.
3. Compensation
USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Fund and MVCFS shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Fund and MVCFS shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund is disputing any amounts in good faith. The Fund and MVCFS shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Fund and MVCFS are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Fund and MVCFS to USBFS shall only be paid out of the assets and property of the particular party involved.
4. Representations and Warranties
A.	The Fund and MVCFS hereby represent and warrant to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	They are duly organized and existing under the laws of the jurisdiction of their organization, with full power to carry on their business as now conducted, to enter into this Agreement and to perform their respective obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund and MVCFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	They are conducting their business in compliance in all material respects with all applicable laws and regulations, both state and federal, and have obtained all regulatory approvals necessary to carry on their business as now conducted; there is no statute, rule, regulation, order or judgment binding on them and no provision of their charters, bylaws or any contract binding them or affecting their property which would prohibit their execution or performance of this Agreement.
B.	USBFS hereby represents and warrants to the Fund and MVCFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and
(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.
5. Standard of Care; Indemnification; Limitation of Liability
A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or MVCFS in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund and MVCFS shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, (i) in accordance with the standard of care set forth herein, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Fund or MVCFS, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors, except for any and all claims, demands, losses, expenses, and liabilities arising directly or indirectly out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

USBFS shall indemnify and hold the Fund and MVCFS, its officers, directors and employees harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund and MVCFS may sustain or incur or that may be asserted against the Fund and MVCFS by any person arising directly or indirectly out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund and MVCFS shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification with counsel reasonably satisfactory to indemintee unless the legal rights and defenses available to indemnitor and indemnitee present a conflict for joint counsel. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent; provided however, that the indemnitor shall not settle a claim that results in any admission of wrongdoing by indemnitee without indemnitee’s prior written consent.

C.	The indemnity and defense provision set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Fund and MVCFS pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.
6. Proprietary and Confidential Information
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund and MVCFS all records and other information relative to the Fund and MVCFS and prior, present, or potential shareholders of the Fund and MVCFS (and clients of said shareholders) including all shareholder trading information, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund and MVCFS, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund and MVCFS. USBFS acknowledges that it may come into possession of material nonpublic information with respect to the Fund and MVCFS and confirms that it has in place effective procedures to prevent the use of such information in violation of applicable insider trading laws.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund’s and MVCFS’s shareholders to any third party unless specifically directed by the Fund and MVCFS or allowed under one of the exceptions noted under the Act.
7. Term of Agreement; Amendment
This Agreement shall become effective as of the date first written above and will continue in effect for a period of three years; provided however, the Fund and MVCFS may terminate the agreement by giving USBSF ninety (90) days prior written notice in the event that USBFS breaches the standard of care set forth herein. Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.
8. Records
USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund and MVCFS, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and MVCFS and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund and MVCFS on and in accordance with its request. USBFS agrees to provide any records necessary to the Fund and MVCFS to comply with the Fund’s disclosure controls and procedures adopted in accordance with the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, the USBFS shall cooperate with the Fund and MVCFS and assist the Fund and MVCFS as necessary by providing information to enable the appropriate officers of the Fund and MVCFS to execute any required certifications.

9.      Governing Law
This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.
10.     Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Fund and MVCFS by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Fund and MVCFS, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund and MVCFS (if such form differs from the form in which USBFS has maintained, the Fund and MVCFS shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.
11.     No Agency Relationship
Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
12.     Data Necessary to Perform Services
The Fund and MVCFS or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund and MVCFS, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

13.	Assignment
This Agreement may not be assigned by either party without the prior written consent of the other party.
14.	Compliance with Laws
The Fund and MVCFS, as applicable, have and retain primary responsibility for all compliance matters relating to each of them, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA PATRIOT Act of 2002 and the policies and limitations of the Fund and MVCFS relating to their respective portfolio investments as set forth in their current prospectus and statements of additional information, as applicable. USBFS’s services hereunder shall not relieve the Fund and MVCFS of their responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect to the Fund.
15.	Legal-Related Services
Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Fund or MVCFS’ attorneys, form attorney-client relationships or require the provision of legal advice. The Fund and MVCFS acknowledge that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Fund or MVCFS to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Fund or MVCFS’ behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Fund or MVCFS, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.
16.	Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, upon delivery after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
and notice to the Fund and MVCFS shall be sent to:

MVC Capital, Inc.
287 Bowman Avenue, 2nd Floor
Purchase, NY 10577
17.	Several Obligations
The parties acknowledge that the representations and obligations of the Fund and MVCFS are several and not joint, that neither the Fund nor MVCFS shall be liable for any amount owing by the other, and that the Fund and MVCFS have executed one instrument for convenience only.
18.	Entire Agreement
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MVC Capital, Inc.		U.S. BANCORP FUND SERVICES, LLC

By:		By:

	Michael T. Tokarz		Joe D. Redwine

Title:	Chairman	Title:	President

MVC Financial Services, Inc.

By:

Michael T. Tokarz

Title:	Chairman

Exhibit A
to the Fund Administration Servicing Agreement
and the Fund Accounting Servicing Agreement
With respect to the minimum annual fee, the Fee Schedule for the Fund Administration Servicing Agreement shall be read in conjunction with the Fee Schedule for the Fund Accounting Servicing Agreement between the same parties and entered into as of the same date. That schedule in full is reproduced below:
Annual Fee Schedule
Aggregate Minimum Annual Fee of $180,000 or an asset based fee of 10 basis points on the first $100 million, 9 basis points on the next $200 million and 5 basis points thereafter, whichever is greater (out-of-pockets not included other than the SAS 70 Type II Report).
The monthly Fund aggregate fee shall be allocated 60% to MVC Capital, Inc. and 40% to MVC Financial Services, LLC.
Additional Report Writing
Forty hours (40) per calendar quarter of technical programming (no carryforward allowed), any additional hours will be billed at the then current standard hourly rate.
OUT-OF-POCKET EXPENSES
SAS 70 Type II Reporting — Covering Only MVC Capital, Inc.
U.S. Bancorp Fund Services, LLC will pay up to $50,000 as an out-of-pocket expense,
The Fund then will pay the balance out of pocket expenses.
Fund Accounting
All out-of-pocket expenses are billed monthly, included, but not limited to:
$.15 Domestic and Canadian Equities, Options
$.50 Corp/Gov/Agency Bonds, International Equities and Bonds
$.80 CMO’s, Municipal Bonds, Money Market Instruments
$125 Per fund per month — Mutual Funds
Corporate Action Services
$2.00 Per equity security per month
Manual Security Pricing
$125 per month — greater than 10/day
Factor Services (BondBuyer)
Per CMO — $1.50/month
Per Mortgage Backed — $0.25/month
Minimum — $300/month
Fund Administration
Postage, Stationery
Proxies, Insurance
EDGAR filing — Approx. $11.00/page
Retention of records
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of directors meetings
Auditing and legal expenses
Blue Sky conversion expenses (if necessary)
All other out-of-pocket expenses